                                                                    EXHIBIT 4(b)


                   THE UNITED STATES LIFE INSURANCE COMPANY
                            IN THE CITY OF NEW YORK



                                  CERTIFICATE

Unless You have directed otherwise, We will pay a monthly income to the Annuitant if living on the Annuity Commencement Date. Payment will be made in accordance with the revisions set forth in this Certificate and the Master Policy.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT. SEE THE "SEPARATE ACCOUNT" AND "VARIABLE ANNUITY PAYMENTS" PROVISIONS IN THIS CERTIFICATE.


CANCELLATION RIGHT. YOU MAY RETURN THIS CERTIFICATE FOR CANCELLATION TO US OR TO THE SALES REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, WITHIN 10 DAYS AFTER DELIVERY. UPON SURRENDER OF THIS CERTIFICATE WITHIN THE 10 DAY PERIOD, WE WILL REFUND THE SUM OF (1) ANY PURCHASE PAYMENTS ALLOCATED TO A FIXED ACCOUNT; PLUS
(2) YOUR SEPARATE ACCOUNT VALUE AT THE END OF THE VALUATION PERIOD IN WHICH YOUR REQUEST IS RECEIVED; PLUS (3) ANY ADDITIONAL AMOUNT DEDUCTED FOR PREMIUM TAXES.


This is a FLEXIBLE PAYMENT VARIABLE AND FIXED GROUP DEFERRED ANNUITY CERTIFICATE. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

TO ENSURE THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS DO NOT DECREASE, YOUR VALUES IN THE SEPARATE ACCOUNT MUST EARN A MINIMUM ANNUAL AGGREGATE INVESTMENT RETURN OF 4.16% FOR THE VARIABLE ANNUITY OPTIONS BASED ON AN ANNUAL RATE OF 3.5% AND COMBINED ANNUAL SEPARATE ACCOUNT CHARGES OF .66%.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.


                        READ YOUR CERTIFICATE CAREFULLY

                        Home Office: New York, New York
           125 Maiden Lane  New York, NY 10038-4992  1-800-246-1924

98505N

                                     INDEX

Account Value                                                                  4
Allocation of Net Purchase Payments                                            8
Annuity Options                                                               19
Annuity Tables                                                                20
Annuity Units                                                                 18
Automatic Rebalancing                                                         14
Beneficiary                                                                    9
Change of Investment Advisor or Investment Policy                              7
Contingent Annuitant                                                           4
Death Proceeds                                                                16
Definitions                                                                    4
Division Accumulation Units                                                   12
Divisions                                                                     12
Fixed Account                                                                 10
General Provisions                                                             6
Guaranteed Interest Rates                                                     11
Guarantee Periods                                                             11
Investment Objectives of the Portfolios                                       3A
Misstatement of Age or Sex (Misstatement of Age if Issued on a Unisex Basis)  20
Net Investment Factor                                                         12
Ownership Provisions                                                           8
Participant                                                                    5
Payment and Deferment                                                         14
Payment of Benefits                                                           18
Premium Taxes                                                                  8
Purchase Payments                                                              8
Schedule Page                                                                  3
Separate Account                                                              12
Surrenders                                                                    15
   Full Surrender                                                             15
   Partial Withdrawals                                                        16
Systematic Withdrawal Plan                                                    16
Tax Charge                                                                    16
Transfer                                                                      13
Variable Annuity Payments                                                     18

98505N                               Page 2

                   THE UNITED STATES LIFE INSURANCE COMPANY

                                 SCHEDULE PAGE


INITIAL PURCHASE PAYMENT:                                               $50,000

MINIMUM ADDITIONAL PURCHASE PAYMENTS:                                    $5,000

ADDITIONAL BENEFITS:                                                       NONE

MAXIMUM ASSET CHARGE FACTORS (Separate Account Only) ANNUAL RATE:         0.66%

TRANSFER CHARGE (After First 12 in a Certificate Year):                    $ 25

ISSUE AGE:                                                                   35

ANNUITY COMMENCEMENT DATE:                                      JANUARY 1, 2028

INITIAL ALLOCATION:


DIVISIONS OF THE SEPARATE ACCOUNT:

     Equity Income VIP

     Low Duration VIP

     LEVCO Equity Value

     Navellier Growth

     OFFITBANK VIF-Emerging Markets

     OFFITBANK VIF-High Yield

     OFFITBANK VIF-Total Return

     OFFITBANK VIF-U.S. Govt Secur

     Royce Premier

     Royce Total Return

     Wright lnt'l.  Blue Chip

     Wright Selected Blue Chip

     Money Market

     Fixed Account - 1 Year Guarantee Period

     Total Allocation

ANNUITANT:               JOHN DOE        CERTIFICATE NUMBER:            123456

PARTICIPANT:             JOHN DOE        DATE OF ISSUE:        JANUARY 1, 1998

JURISDICTION STATE:      (STATE NAME)    THIS IS A (SEX DISTINCT) CERTIFICATE

MASTER CONTRACT OWNER:   UNITED STATES LIFE GROUP VARIABLE ANNUITY
                         TRUST II

98505N                               Page 3

                    INVESTMENT OBJECTIVES OF THE PORTFOLIOS

A brief description of each Portfolio's investment objective follows. However, no investment allocation should be made without referring to the appropriate prospectus which describes each portfolio in detail.

THE EQUITY INCOME VIP PORTFOLIO seeks to provide current income and long-term growth income accompanied by growth of capital by investing in domestic equity securities.

THE LOW DURATION VIP PORTFOLIO seeks to maximize total return consistent with preservation of capital by investing in a diversified portfolio of fixed-income securities of varying maturities with a portfolio duration of one to three years.

THE LEVCO EQUITY VALUE FUND seeks long-term growth of capital through an emphasis on the preservation of capital and an attempt to control volatility as measured against the Standard Poor's Composite 500 Stock Index. It invests primarily in common stocks and other securities having equity characteristics.

THE NAVELLIER GROWTH PORTFOLIO seeks long-term growth of capital primarily through investment in companies with appreciation potential, including equity securities traded in all U.S. market and dollar denominated foreign securities traded in U.S. markets.

THE OFFITBANK VIF - EMERGING MARKETS FUND seeks to provide investors with a competitive total investment return by focusing on current yield and opportunities for capital appreciation primarily by investing in corporate and sovereign debt securities of emerging market countries.

THE OFFITBANK VIF - HIGH YIELD FUND seeks high current income with capital appreciation as a secondary objective. It invests at least 65% of its total assets in U.S. Corporate fixed-income securities rated below investment grade offering potential returns that are sufficiently high to justify the greater investment risks.

THE OFFITBANK VIF - TOTAL RETURN FUND seeks total return from a combination of capital appreciation and current income by investing primarily in a portfolio of fixed-income securities of varying maturities.

THE OFFITBANK VIF - U.S. GOVERNMENT SECURITIES FUND seeks current income consistent with preservation of capital by investing at least 80% of its total assets of U.S. Government obligations.

THE ROYCE PREMIER PORTFOLIO seeks primarily long-term growth and secondarily current income by investing in a limited portfolio of common stocks and convertible securities of small-cap companies believed to have superior financial characteristics and/or unusually attractive business prospects.

THE ROYCE TOTAL RETURN PORTFOLIO seeks long-term growth of capital and current income by investing primarily in a broadly diversified portfolio of dividend-paying common stocks of small-cap companies selected on a risk averse value basis.

THE WRIGHT INTERNATIONAL BLUE CHIP PORTFOLIO seeks long-term capital appreciation by investing primarily in equity securities of well-established, non-U.S. companies.

98505N                               Page 3A

THE WRIGHT SELECTED BLUE CHIP PORTFOLIO seeks long-term capital appreciation and, as a secondary objective, reasonable current income by investing primarily in equity securities of well-established U.S. companies.

THE MONEY MARKET FUND seeks protection of capital and high current income by investing in money-market investments. Investments in the Money Market Fund are neither insured nor guaranteed by the U.S. Government.



98505N                            Page 3A (cont.)

                                  DEFINITIONS

WE, OUR, US, OR COMPANY. The United States Life Insurance Company In the City of New York.

YOU, YOUR, PARTICIPANT.  The Owner of this Certificate.

ACCOUNT.  Any of the Divisions of the Separate Account or the Fixed Account.

ACCOUNT VALUE. The sum of the Fixed Account Value and the Separate Account Value after deduction of any fees.

ACCUMULATION PERIOD. The period during which Net Purchase Payments are allocated to either the fixed Account or the Separate Account and held under this Certificate.

ACCUMULATION UNIT. An accounting unit of measure used to calculate the value of a Division of a Certificate before annuity payments begin.

ADMINISTRATIVE CENTER. The United States Life Insurance Company (USL) Annuity Service Center, to which all Purchase Payments, requests, directions and other communications should be directed. The USL Annuity Service Center is located at 2727-A Allen Parkway, Houston Texas. (Mailing address P. O. Box 1401, Houston, Texas 77251-1401.)

AGE. Age of an Annuitant as of his or her last birthday, unless otherwise stated.

ANNUITANT. The person upon whose date of birth and sex income payments are based. (Upon whose date of birth income payments are based if issued on a Unisex basis). The Annuitant's name will be found on page 3 of this Certificate.

ANNUITY COMMENCEMENT DATE.  The date annuity payments are scheduled to commence.

ANNUITY UNIT.  A unit of measure used to calculate variable annuity payments.

BENEFICIARY. The person entitled to receive benefits in the event the Participant or Annuitant dies. If no named Beneficiary or Contingent Beneficiary is living at the time any payment is to be made, the Participant shall be the Beneficiary, or if the Participant is not living, the Participant's estate shall be the Beneficiary.

CERTIFICATE ANNIVERSARY. Each anniversary of the Date of Issue of this Certificate.

CERTIFICATE YEAR. A period of 12 consecutive months beginning on the Date of Issue of this Certificate or an anniversary thereof before the Annuity Commencement Date.

CONTINGENT ANNUITANT. A person named by the Participant of a Non-Qualified Contract to become the Annuitant if: (1) the Annuitant dies before the Annuity Commencement Date; and (2 the Contingent Annuitant is then living. A Contingent Annuitant may not be named except at the time of application. Once named, the choice may not be revoked or replaced. If a Contingent Annuitant dies, a new Contingent Annuitant may not be named. After Annuity Payments start, a Contingent Annuitant may not become the Annuitant.

98505                                Page 4

CONTINGENT BENEFICIARY. A person named by the Participant to receive benefits in the event a designated Beneficiary is not living at the time of the Participant's or Annuitant's death.

CONTRACT OWNER.  The organization named on page 3 as Owner of the Master
Contract.

DATE OF ISSUE. The date on which this Certificate becomes effective as shown on Page 3.

DIVISION.  A subdivision of the Separate Account.

FIXED ACCOUNT. An Account which provides interest at a guaranteed fixed rate for a guaranteed period.

FIXED ANNUITY OPTION. An Annuity Option with payments which do not vary with investment performance.

GUARANTEED INTEREST RATE. The minimum rate we may use to credit interest on an effective annual basis during any Guarantee Period.

GUARANTEE PERIOD. The period for which a Guaranteed Interest Rate is credited.

HOME OFFICE. Our office at 125 Maiden Lane, New York, N.Y. 10038-4992; 1-800-246-1924.

ISSUE AGE. Age of the Annuitant on the Annuitant's last birthday before the Date of Issue. (If the Date of Issue occurs on the Annuitant's birthday, "last birthday" will mean the birthday occurring on the Date of Issue).

NET ASSET VALUE PER SHARE. The value of the net assets of a Variable Fund divided by the number of shares in the Variable Fund.

NET PURCHASE PAYMENT. The gross amount of a Purchase Payment less any Premium Taxes deducted at the time a Purchase Payment is made.

NON-QUALIFIED CONTRACT. A Certificate that does not qualify for special federal income tax treatment.

PARTICIPANT. (Certificate Owner) The person named in this Certificate who is entitled to exercise all rights and privileges of ownership under this Certificate.

PARTICIPANT'S ACCOUNT. An account established for each Participant to which Purchase Payment are credited.

PAYEE. A person who is to receive annuity payments, surrender proceeds or death proceed this Certificate.

PAYOUT PERIOD. The period, starting with the Annuity Commencement Date, during which Annuity Payments are made by the Company.

PREMIUM TAX. The amount of tax, if any, charged by a state or municipality on Purchase Payments or Certificate Values.

PURCHASE PAYMENT. An amount paid to the Company as consideration for the benefits described herein.

98505N                               Page 5

QUALIFIED CONTRACT. A Certificate that qualifies for special federal income tax treatment applicable in connection with certain retirement plans.

SEPARATE ACCOUNT. A segregated investment account entitled "Separate Account USL VA-R" established by the Company to separate the assets funding variable benefits from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account, are credited to or charged against such account without regard to our other income gains or losses.

UNIT VALUE. The value of: (1) an Accumulation Unit as described in the "Division Accumulation Units" provision; or (2) an Annuity Unit as described in the "Annuity Units" provision.

VALUATION DATE. Any day on which we are open for business except, with respect to any Division, a day on which the related Variable Fund does not value its shares.

VALUATION PERIOD. The period that starts at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the Exchange on the next Valuation Date.

VARIABLE ANNUITY OPTION. An Annuity Option under which we promise to pay the Annuitant or other properly-designated Payee one or more payments which vary in amount based on the investment experience of the applicable Divisions selected to measure the value of a Certificate.

VARIABLE FUND. An individual investment fund or series in which a Division invests.

WRITTEN, IN WRITING. A written request or notice in acceptable form and content, which is signed and dated and received at our Administrative Center.

                              GENERAL PROVISIONS

ENTIRE CONTRACT. This Certificate will be attached to and made a part of the Contract. The Contract, including this Certificate, endorsements if any, and a copy of the application, if attached, constitute the entire Contract between the Contract Owner and us. All statements made by the Contract Owner, Participant or Annuitant will be deemed representations and not warranties. No statement will be used to reduce a claim under this Certificate unless it is in writing and made a part of this Certificate. Nothing in the group annuity Contract invalidates or impairs any right granted to the Certificate holder by Chapter 28, Article 32, Section 3219 of New York Insurance Laws, or this Certificate.

NOT CONTESTABLE.  This Certificate is not contestable.

DISCONTINUANCE OF ACCEPTANCE OF NEW PARTICIPANTS. By giving 30 days prior written notice, we may limit or discontinue the acceptance of new Participants' applications and the issuance of new Certificates under the Master Contract. Such limitation or discontinuance shall have no effect on rights or benefits with respect to any Certificate issued prior the effective date of such limitation or discontinuance.

GUARANTEES. Regardless of Our actual mortality experience or the actual expenses incurred by Us, the Asset Charge Factor will not be increased above the maximum shown on page 3. Otherwise, Our actual mortality experience and actual expenses incurred will not affect the dollar amount of variable benefits paid.

98505N                               Page 6

SETTLEMENT. All benefits under this Certificate are payable from our Administrative Center in Houston, Texas.

NONPARTICIPATING. This Certificate is nonparticipating and does not share in our surplus or earnings.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT POLICY. Unless otherwise required by law or regulation, the investment advisor or any investment policy may not be changed without our consent. If required, approval of or change of any investment policy will be filed with the Insurance Department of the state where the Contract and this Certificate are delivered. You will be notified of any material investment policy change which has been approved. Notification of an investment policy change will be given in advance to those Master Contract Owners who have the right to comment on or vote on such change.

Any substitution of the underlying investments of any Division will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

RIGHTS RESERVED BY US. Upon notice to you, this Certificate may be modified by us, but only if such modification is necessary to:

(1) Operate the Separate Account in any form permitted under the investment Company Act of 1940 or in any other form permitted by law;

(2) Transfer any assets in any Division to another Division, or to one or more other separate accounts, or to the Fixed Account;

(3) Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

(4)  Add, restrict or remove Guarantee Periods of the Fixed Account;

(5)  Make any new Division available to You on a basis to be determined by Us;

(6) Substitute for the shares held in any Division, the shares of another Variable Fund or the shares of another investment company or any other investment permitted by law;

(7) Make any changes as required by the Internal Revenue Code or by an other applicable law, regulation or interpretation in order to continue treatment of this Certificate as an annuity; or

(8)  Make any changes required to comply with rules of any Variable Fund.

When required by law, we will obtain Your approval of changes and we will gain approval from any appropriate regulatory authority.

CHANGING THE TERMS OF THE CONTRACT OR THIS CERTIFICATE. Any change in the Master Contract or this Certificate must be approved by one of Our officers. No agent has the authority to make any changes or waive any of the terms of this Certificate.

98505N                               Page 7

TERMINATION. Each Certificate will remain in force until surrendered for its full value, or all annuity payments have been made, or the death proceeds have been paid, except as follows: If a Participant's Account Value falls below $10,000 due to Partial Withdrawals, we may cancel the Certificate upon 60 days' notice to the Participant. Such cancellation would be considered a full surrender of the Certificate.

The Master Contract will terminate when all funds from all Certificates are withdrawn.

                               PURCHASE PAYMENT

MINIMUM AND MAXIMUM PAYMENTS. The minimum amount acceptable as a Purchase Payment (after the initial Purchase Payment) is shown on page 3. We reserve the right to modify the minimum Purchase Payment, but such minimum will never be greater than $5,000. The maximum amount We will accept during the life of a Certificate without approval of an officer of the Company is $1,000,000.

ALLOCATION OF NET PURCHASE PAYMENTS. The initial allocation of Net Purchase Payments is shown on Page 3, and will remain in effect until changed. The percentage allocation for future Net Purchase Payments may be changed at any time by written notice provided by the Participant.

Changes in the allocation will be effective on the date We receive the Participant's notice. The allocation may be 100% to any available Division or Guarantee Period, or may be divided among the options in whole percentage points totaling 100%.

An initial Purchase Payment will be credited to the Participant's Account not more than two Valuation Periods after we receive it, together with all other required documentation, in good order at the office designated by the Com an for processing of initial Purchase Payments. Subsequent Purchase Payments will be credited as of the end of the Valuation Period in which they are received. We reserve the right to limit the total number of Fixed Account Guarantee Periods and Separate Account Divisions that may be chosen while Certificate remains in force.

PREMIUM TAXES. When applicable, we will deduct an amount to cover premium taxes. Such deduction will be made from Purchase Payment(s) when received, or:

(1)  From Your Account Value at the time annuity payments are to commence; or

(2)  From the amount of any partial withdrawal; and

(3) From proceeds payable upon termination of this Certificate for any other reason, including surrender of this Certificate.

If premium tax is paid, the Company may reimburse itself for such tax when deduction is being made under paragraphs 1, 2 or 3 above calculated by multiplying the sum of Purchase Payments withdrawn by the applicable premium tax percentage.

                             OWNERSHIP PROVISIONS

The Master Contract is owned by the Organization named on page 3 of this Certificate.

98505N                               Page 8

The Participant will have the right to exercise all rights and privileges in connection with this Certificate. If this Certificate is jointly owned by more than one Participant, all Participants must join in any request to exercise the rights or privileges of a Participant.

In any case, such rights and privileges may be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Certificate.

A Payee entitled to benefits upon the death of the Participant or the Annuitant may thereafter exercise such rights and privileges, if any, of ownership which continue.

BENEFICIARY. The Participant named the Beneficiary and any Contingent Beneficiary when applying for this Certificate. By Written notice to Us, a non-irrevocable Beneficiary or Contingent Beneficiary may be changed by the Participant prior to the Annuity Commencement Date. The Annuitant or other properly-designated Payee may change the Beneficiary after the Annuity Commencement Date by giving Written notice to Us.

CHANGE OF OWNERSHIP. Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. In no other case may a Qualified Contract be sold, assigned, transferred, discounted or pledged as collateral.

The Owner of a Non-Qualified Contract may change the ownership of such Contract. During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Participant may change the ownership interest in the Non-Qualified Contract as evidenced by this Certificate.

A change of ownership will not be binding upon us until we receive Written notification at Our Administrative Center. When such notification is so received, the change will be effective as of the date of the signed request for change, but the change will be without prejudice to Us on account of any payment made, or any action taken by Us prior to receiving the change, or on account of an tax consequence.

DEATH OF THE PARTICIPANT PRIOR TO THE ANNUITY DATE NON-QUALIFIED CONTRACTS ONLY. As used in this Certificate, the term "Non-Qualified Contract" means a Certificate that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

If a Participant (including the first to die in the case of Joint Participants) under a Non-Qualified Contract dies prior to the Annuitant and before the Annuity Commencement Date, the death proceeds must be distributed either (1) with in five years after the date of death of the Participant, or (2) over the life of or a period not greater than the life or expected life of the Payee, with annuity payments beginning within one year after the date of death of the Participant.

98505N                               Page 9

The Beneficiary of a Participant (other than a Joint Participant) will be the person or persons designated as Beneficiary in the application for this Certificate, or as later changed prior to the death of such Participant. If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant if living; otherwise death proceeds will be paid to the person designated as Beneficiary.

These mandatory distribution requirements will not apply upon the death of a Participant if the spouse of a deceased Participant elects to continue this Certificate in the spouse's own name, as Participant. The spouse may make such election if: (1) the spouse is the designated Beneficiary of a deceased Participant (other than a Joint Participant); or (2) the spouse is the sole surviving Joint Participant.

The Beneficiary (including a Joint Participant receiving death proceeds) will be considered the designated beneficiary for the purposes of Section 72(s) of the Internal Revenue Code. In all cases, any such designated beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

If the Payee under a Non-Qualified Contract dies after the Annuity Commencement Date and before all of the payments under the Annuity Option have been distributed, the remaining amount payable must be distributed at least as rapidly as under the method of distribution then in effect.

If the Participant prior to the Annuity Commencement Date, or the Payee thereafter, is not a natural person, then the foregoing distribution requirements shall apply upon the death of the primary Annuitant within the meaning of the Internal Revenue Code.

PERIODIC REPORTS. During the Accumulation Period We will send to each Participant, at least once during each Certificate Year, a statement showing the following amounts as of a date not more than two months prior to the date of mailing:

(1)  The number of Accumulation Units credited to the Participant's Account;

(2)  The dollar value of each Accumulation Unit;

(3)  The total value of the Participant's Account;

(4)  The Cash Surrender Value of the Participant's Account; and

(5)  The Death Benefit.

We will also send such statements as may be required by applicable states and federal laws, rules and regulations.

PARTICIPANT'S ACCOUNT. We will establish a Participant's Account for the Participant under a Certificate, and will maintain such account during the Accumulation Period. The Participant's Account Value for any Valuation Period will be equal to the Participant's Separate Account Value, if any, plus the Participant's Fixed Account Value, if any, for that Valuation Period.

                                 FIXED ACCOUNT

FIXED ACCOUNT VALUE. We will credit to the Guarantee Period(s) selected that portion of each Net Purchase Payment allocated to the Fixed Account. The value in any one Guarantee Period on a Valuation Date is:

98505N                               Page 10

(1) The accumulated value of the Net Purchase Payments, renewals of transfers allocated to the Guarantee Period at the Guaranteed Interest Rate; less

(2) The Accumulated Value of surrenders and transfers out of that Guarantee Period at the Guaranteed Interest Rate.

GUARANTEE PERIODS. A one year Guarantee Period will always be available, and additional Guarantee Periods may be added from time to time. If more than one Guarantee Period is available, you may select more than one. The Guarantee Period selected will determine the Guaranteed Interest Rate(s).

The Net Purchase Payment or the portion thereof (or amount transferred in accordance with the transfer privilege provision described below) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Guarantee Periods begin on the date as of which we credit your Account Value to that Guarantee Period or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of years We credit the Guaranteed Interest Rate. The expiration date of any Guarantee Period is the last day of the Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date. As a result of Guarantee Period renewals, additional Purchase Payments and transfers of portions of the Participant's Account Value, Guarantee Periods of the same duration may have different expiration dates and Guaranteed Interest Rates.

We will notify You in writing at least 15, and not more than 45 days prior to the expiration date of any Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will begin automatically unless we receive Written notice to the contrary from You at least 3 Valuation Dates prior to the end of such Guarantee Period. You may elect to change to another Guarantee Period or Division which We offer at such time.

If the amount of Your Account Value in a Guarantee Period is less than $50 at the end of such Guarantee Period, We reserve the right to transfer such amount, without charge, to the Money Market Division of the Separate Account. However, We will transfer such amount to another available Division at Your request.

GUARANTEED INTEREST RATES. We will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period We offer. These rates will be guaranteed for the duration of the respective Guarantee Periods. The Guarantee Periods that We make available at any time will be determined at Our discretion. No Guaranteed Interest Rate shall be less than an effective annual rate of 3.0%.

INTEREST RATE LOCK ON 1035 EXCHANGES OR OTHER QUALIFIED ROLLOVERS AND TRANSFERS. This provision will apply if:

(1)  Proceeds are being transferred to us under Internal Revenue Code (IRC)
     Section 1035 (a 1035 Exchange), or under another rollover of values qualified for special tax treatment under the IRC; and

(2) All, or a part of the resulting Net Purchase Payments are to be allocated to the Fixed Account.

If proceeds from such Exchange, Rollover or Transfer are received by the Company within 60 days following the date of application for this Certificate interest to be credited to the Fixed Account during the Guarantee Period will be calculated at a rate which is the higher of: (1) the current interest rate being used by the Company on the date of the application for the Guarantee Period selected; or (2) the current interest

98505N                               Page 11
rate being used by the Company on the date of receipt of proceeds. Proceeds received more than 60 days after the date the application is signed will receive Interest at the rate in effect on the date of receipt of such proceeds.

Interest will be credited to the Fixed Account as of the date of receipt of such proceeds, and the interest rate used to calculate such interest will remain in effect for the duration of the Guarantee Period.

                               SEPARATE ACCOUNT

DIVISIONS. The Separate Account has several Divisions, each investing in a corresponding Variable Fund. Net Purchase Payments will be allocated to the Divisions and the Fixed Account as shown on page 3 unless You change the allocation. A list of the Divisions of the Separate Account and the Initial Allocation of Purchase Payments appear on page 3. A brief description of each Division will be found on page 3A.

We will use the Net Purchase Payments and any transferred amounts to purchase Variable Fund shares applicable to the Divisions at their net asset value. We will be the owner of all Variable Fund shares purchased with the Net Purchase Payments or transferred amounts.

DIVISION ACCUMULATION UNITS. Net Purchase Payments and transferred amounts allocated to the Separate Accumulation Units Account will be credited to Your account in the form of Division Accumulation Units. The number of Division Accumulation Units will be determined by dividing the amount allocated to a Division by the Division Accumulation Unit value as of the end of the Valuation Period as of which the transaction is credited. The value of each Division Accumulation Unit is arbitrarily set as of the date the Division first purchases Variable Fund shares. Subsequent Accumulation Unit values on any Valuation Date are equal to the previous Division Accumulation Unit value times the Net Investment Factor for the Valuation Period ending on that Valuation Date.

NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Division from one Valuation Period to the next. The Net Investment Factor may be greater than, less than or equal to one; therefore the value of an Accumulation Unit may increase, decrease or remain the same.

The Net Investment Factor for a Division is determined by dividing (1) by (2) and then subtracting (3) from the result, where:

(1)  Is the sum of:

     (a) The Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the end of the current Valuation Period; plus

     (b) The per share amount of any dividend or capital gain distribution made on the Variable Fund shares held in the Division during the Valuation Period;

(2)  Is the Net Asset Value Per Share of the Variable Fund shares held in the
     Division, determined   at the beginning of the current Valuation Period;

(3) Is the daily asset charge factor representing the mortality and expense risks, and administrative expense charge. We may change the daily asset charge factor, but in no event may it exceed the Maximum Asset Charge Factor as specified on Page 3.

98505N                               Page 12

SEPARATE ACCOUNT VALUE. Separate Account Value for any Valuation Period is the total of the values in each Division credited to Your account for such Valuation Period. The value for each Division will be equal to:

(1)  The number of Division Accumulation Units; multiplied by

(2)  The Division Accumulation Unit Value for the Valuation Period.

The Separate Account value will vary from Valuation Date to Valuation Date reflecting the total value in the Divisions.

If the Participant's Account Value in any Division (except the Money Market Division) falls below $500, we reserve the right to transfer the remaining balance without charge to the Money Market Division.

                                   TRANSFERS

Transfers may be made at any time during the Accumulation Period after the first 30 days following the Date of Issue. A transfer will be effective at the end of the Valuation Period in which We receive Your Written request for transfer. Transfers will be subject to the following restrictions:

(1) Prior to the Annuity Commencement Date, You may make up to 12 transfers each Certificate Year without charge.

(2) There will be a charge of $25.00 for each transfer in excess of 12 in Certificate Year.

(3) Transfers under the Automatic Rebalancing or Dollar Cost Averaging programs will not count towards the 12 free transfers each Certificate Year. The $25 charge will not apply to transfers made through Automatic Rebalancing or Dollar Cost Averaging. Transfers under any other asset management arrangement approved by the Company may be subject to the $25 charge and may count towards the 12 free transfers.

(4) The amount of Account Value that may be transferred each year from a Fixed Account Guarantee Period to a Separate Account Division is limited. The limit will be based on the Guarantee Period account balance at the beginning of the Guarantee Period. Not more than 25% of such account balance may be transferred to a Separate Account Division during each Certificate year. The 25% limit does not apply to:

     (a) Funds transferred from a Guarantee Period as a result of Dollar Cost Averaging; or

     (b) Transfers within 15 days before or after the end of the applicable Guarantee Period; or

     (c)  A renewal at the end of a Guarantee Period to the same Guarantee
          Period.

(5) If a transfer would cause the Account Value in any Division or Guarantee Period to fall below $500, We reserve the right to also transfer the remaining balance in that Division or Guarantee Period in the same proportions as the transfer request.

(6) We reserve the right to defer any transfer from the Fixed Account to the Variable Divisions for up to 6 months.

98505N                               Page 13

We may not unilaterally terminate or discontinue transfer privileges. However, We reserve the right to suspend such privileges for a reasonable period. Any such suspension will be administered in a nondiscriminatory manner.

After the Annuity Commencement Date, You may make six transfers during any Certificate year. There will be no charge for such transfers. After the Annuity Commencement Date, You may not make transfers from the Fixed Account.

AUTOMATIC REBALANCING. "Automatic Rebalancing" occurs when funds are transferred by the Company between the Separate Account Divisions so that the values in each Division match the percentage allocation then in effect. Automatic Rebalancing of the Separate Account Divisions will occur periodically:

(1)  If Your Account Value is equal to or greater than $25,000; and

(2)  If You have selected Automatic Rebalancing.

You may select Automatic Rebalancing when applying for this Certificate, or it may be selected at a later date. We reserve the right to increase or lower the Minimum Account Value required for Automatic Rebalancing. Automatic Rebalancing is only available prior to the Annuity Commencement Date.

DOLLAR COST AVERAGING. Dollar Cost Averaging is an automatic transfer of funds over a stated period prior to the Annuity Commencement Date in accordance with the Transfers provision and instructions from the Participant. The periods available for automatic transfers will be determined by the Company. There will always be at least one period of 12 months or more during which Dollar Cost Averaging may be made. The minimum automatic transfer which may be made will be $1,000, or a lesser amount as determined by the Company.

                             PAYMENT AND DEFERMENT

SURRENDERS. The amount surrendered will normally be paid to You within 5 Valuation Date following Our receipt of:

(1)  Your Written request on a form acceptable to Us; and

(2)  This Certificate, if required.

DEATH PROCEEDS. If we do not receive a Written request as to the manner of payment within 60 days after death proceeds become payable, any death benefit proceeds will be paid as a lump sum, normally within 7 calendar days after the end of the Valuation Period that contains the last day of said 60 day period.

FIXED ACCOUNT. We reserve the right to defer payment or transfers of amounts out of the Fixed Account for up to 6 months from the date We receive the request.

ACCOUNT VALUE BASED ON PURCHASE PAYMENTS MADE BY CHECK. We reserve the right to defer payment of that portion of Your Account Value that is based on a Purchase Payment made by check for a period not to exceed 15 days.

OTHER.  We may defer payment of any portion of the variable account value if:

98505N                               Page 14

(1) The New York Stock Exchange is closed (other than customary weekend and holiday closings) or trading on the New York Stock Exchange is restricted.

(2) An emergency exists, as a result of which disposal of securities is not practicable, or it is not reasonably practicable to fairly determine the variable account value.

(3) The Securities and Exchange Commission by order permits delay for the protection of Participants. Transfer and allocations of Account Value among the Divisions and the Fixed Account may also be postponed under these circumstances.

                                  SURRENDERS

FULL SURRENDER.   At any time prior to the Annuity Commencement Date, and during the lifetime of the Annuitant, You may surrender this Certificate by sending us a Written request. The amount payable on surrender is:

(1) Your Account Value at the end of the Valuation Period in which We receive Your request on a form acceptable to Us;

(2)  Minus any applicable premium tax.

The amount payable upon surrender will not be less than the amount required by state law.

Upon payment of the surrender amount, this Certificate will terminate and We will have no further obligation to the Participant.

All collateral assignees must consent to any surrender or partial withdrawal. We may require that this Certificate be returned to Our Administrative Center prior to making payment.

PARTIAL WITHDRAWALS. A portion of Your Account Value may be withdrawn at any time prior to the Annuity Commencement Date. You must send us a Written request specifying the Divisions or Guarantee Periods from which the Partial Withdrawal is to be made. However, in cases where You do not so specify, or the withdrawal cannot be made in accordance with Your specifications, We reserve the right to implement the withdrawal prorata from each Division and Guarantee Period based on the Account Value in each. Partial Withdrawals will be made effective at the end of the Valuation Period in which We receive the Written request. Partial Withdrawals will be subject to the following guidelines:

(1) The Partial Withdrawal amount must be at least $ 100 or, if less, You entire Account Value;

(2) If a Partial Withdrawal would cause Your Account Value in any Division or Guarantee Period (except the Money Market Division) to fall below $500, We reserve the right to transfer the remaining balance without charge to the Money Market Division.

(3) A request for a Partial Withdrawal may not be honored if it would reduce your Account Value to an amount less than $10,000.

98505N                               Page 15

                          SYSTEMATIC WITHDRAWAL PLAN

The Systematic Withdrawal Plan (the "Plan") allows Partial Withdrawals to be made at periodic intervals while this Certificate remains in force. The Plan is available immediately after the Date of Issue of this Certificate with withdrawals beginning as early as 30 days after the Date of Issue. Additional Purchase Payments will be accepted by the Company while withdrawals are being made under the Plan. Withdrawals are automatic. Once Withdrawals have been started under the Plan, the Company will continue distributions unless the Participant has provided otherwise. The Participant under this Certificate may stop withdrawals under the Plan at any time.

The Plan is subject to the following guidelines:

(1) The Annuity Date of this Certificate must be at least one year later than the date of the first withdrawal;

(2)  Each withdrawal must be $100.00 or more;

(3) The Participant may request distributions to be made on an annual, semi-annual, quarterly or monthly basis;

(4) After withdrawals are stopped under the Plan, withdrawals may be started again at a later date subject to the same guidelines that applied to the initial series of withdrawals.

The Systematic Withdrawal Plan will terminate at the Annuity Date at which time this Certificate must annuitize.

                                  TAX CHARGE

RIGHT TO IMPOSE. We reserve the right to impose additional charges or establish reserves for any federal or local taxes incurred or that may be incurred by us, and that may be deemed attributable to this Certificate.

                                DEATH PROCEEDS

DEATH PROCEEDS BEFORE THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies before the Annuity Commencement Date, and is survived by a Contingent Annuitant, this Certificate will be continued with the Contingent Annuitant being named the Annuitant. If this Certificate is a Non-Qualified Contract, this Certificate may qualify for continuation under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contract Only" provision. Otherwise, death proceeds will be paid as follows (unless the Participant has specified in writing the death proceeds are to be paid in a different manner):

(1) If the Annuitant dies, and no Contingent Annuitant survives, death proceeds will be paid to the Beneficiary designated by the Participant to receive proceeds.

(2) If a Participant (other than a Joint Participant) dies, and this Certificate is not being continued under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only" provision, death proceeds will be paid to the Beneficiary designated by the Participant to receive proceeds.

(3) If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant, if living; otherwise death proceeds will be paid to the person designated as Beneficiary if:

98505N                               Page 16

     (a) This Certificate is not being continued under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only" provision; and

     (b) Joint Participants have not specified in writing the death proceeds are to be paid in a different manner.

If the Annuitant or a Participant dies before the deceased's Age 81, the amount of the death proceeds will be the greater of the following amounts less any applicable Premium Tax:

(1)  The sum of all Net Purchase Payments less any prior Partial Withdrawals; or

(2) The Participant's Account Value as of the end of the Valuation Period in which We receive proof of the Annuitant's or such Participant's death and a Written request from the Beneficiary as to the form of payment.

If the Annuitant or Participant dies on or after the deceased's attainment of Age 81, the amount of the death proceeds will be the Participant's Account Value as of the end of the Valuation Period in which We receive proof of the Annuitant's or such Participant's death and a Written request from the Beneficiary as to the form of payment.

The death proceeds will not be less than the amount payable on a full surrender at the date used to value the death benefit. The death proceeds will become payable when We receive:

(1)  Proof of the Participant's or Annuitant's Death; and

(2) A Written request from the Beneficiary for either a single sum or payment under an Annuity Option.

If the Annuitant dies, and a Contingent Annuitant was named but predeceased the Annuitant, We will require proof of the Contingent Annuitant's death in addition to proof of the death of the Annuitant. We will pay a single sum to the Beneficiary unless an Annuity Option is chosen.

DEATH PROCEEDS AFTER THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies on or after the Annuity Commencement Date, the Beneficiary will receive the death proceeds, if any, as provided by the payment contract.

PROOF OF DEATH. We accept any of the following as proof of the Annuitant's or Participant's death:

(1)  A copy of a certified death certificate:

(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) A written statement by a medical doctor who attended the deceased at the time of death; or

(4)  Any other proof satisfactory to Us.

98505N                               Page 17

                              PAYMENT OF BENEFITS

APPLICATION OF ACCOUNT VALUE. Unless directed otherwise, We will apply the Fixed Account Value to provide a Fixed Annuity, and the Separate Account Value to provide a Variable Annuity. The Participant must tell us in Writing at least 30 days prior to the Annuity Commencement Date if Fixed and Separate Account values are to be applied in different proportions. Transfers and partial withdrawals will be permitted within the 30-day period.

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date (Annuity Date) is shown on page 3. The Participant of a Qualified Contract may be required to receive distributions after the Annuitant's 70th birthday to comply with certain federal tax requirements. The Annuity Date may be changed by Written notice from the Participant, subject to our approval.

OPTIONS AVAILABLE TO A PARTICIPANT. The Participant may elect to have annuity payments made beginning on the Annuity Commencement Date under any one of the Annuity Option described in this Certificate. We will notify the Participant 60 to 90 days prior to the scheduled Annuity Date that this Certificate is scheduled to mature, and request that an Annuity Option be selected. If the Participant has not selected an Annuity Option ten days prior to the Annuity Commencement Date, We will proceed as follows:

(1) If the scheduled Annuity Commencement Date is any date prior to the Annuitant's 90th birthday, We will extend the Annuity Commencement Date to the Annuitant's 90th birthday.

(2) If the scheduled Annuity Commencement Date is the Annuitant's 90th birthday, the Account Value less any premium taxes will be paid in one sum to the Participant.

OPTIONS AVAILABLE TO A BENEFICIARY. The Participant may elect, in lieu of payment in one sum, that any amount or part thereof due under this Certificate be applied under any of the option described in this Certificate. Within 60 days after the death of the Annuitant or Participant, the Beneficiary may make such election if the Participant has no done so. In such case, the Beneficiary thereafter shall have all the rights and options of the Participant.

The first annuity payment under any option shall be made on the first day of the second month after approval of the claim for settlement. Subsequent payments shall be made periodically in accordance with the manner of payment elected.

PAYMENT CONTRACT. At such time as one of these options becomes effective, this Certificate shall be surrendered to the Company in exchange for a payment contract providing for the option elected.

FIXED ANNUITY PAYMENTS. Fixed Annuity Payments start on the Annuity Commencement Date. The amount of the first monthly payment for the annuity selected will be at least as favorable as that produced by the applicable annuity table of the Certificate.

The dollar amount of any payments after the first payment is specified during the entire period of annuity payments according to the provisions of the Annuity Option elected.

                           VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS. We convert the Division Accumulation Units into Division Annuity Units at the values determined at the end of the Valuation Period which contains the tenth day prior to the Annuity

98505N                               Page 18

Commencement Date. The number of Division Annuity Units is obtained by dividing the first monthly payment by the Division Annuity Unit Value determined at the end of the Valuation Period. (See following paragraph). The first monthly payment is determined by applying the dollar value of the Division Accumulation Units to the applicable Annuity Table. The number of Division Annuity Units remains constant as long as an annuity remains in force and allocation among the Divisions has not changed.

Each Division Annuity Unit Value is arbitrarily set when the Division first converts Division Accumulation Units into Division Annuity Units. Subsequent values on any Valuation Date are equal to (1) times (2) divided by (3) where:
(1) is the previous Division Annuity Unit Value (2) is the Net Investment Factor for that Division for the Valuation Period ending on that Valuation Date; and
(3) is the value of $1.00 accumulated with interest at the effective annual rate of 3 1/2% from the end of the previous Valuation Date to the end of the current Valuation Date.

Variable Annuity Payments start on the Annuity Commencement Date. Payments will vary in amount and are determined at the end of the Valuation Period that contains the tenth day prior to each payment. If the monthly payment under the annuity option selected is based on a single Division, the monthly payment is found by multiplying the Division Annuity Unit Value on said date by the number of Division Annuity Units.

If the monthly payment under the annuity option selected is based upon more than one Division, the above procedure is repeated for each applicable Division. The sum of these payments is the Variable Annuity Payment.

                                ANNUITY OPTIONS

FIRST OPTION - LIFE ANNUITY - An annuity payable monthly during the lifetime of the Annuitant.

SECOND OPTION - LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the Annuitant, including the guarantee that if, at the death of the Annuitant, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

THIRD OPTION - JOINT AND LAST SURVIVOR LIFE ANNUITY - An annuity payable monthly during the joint lifetime of the Annuitant, and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor. This option is available only if one person is Adjusted Age 70 or less.

FOURTH OPTION - PAYMENTS FOR A DESIGNATED PERIOD - An amount payable monthly for the number of years selected which may be from 5 to 40 years. If this option is selected on a variable basis, the number of years may not exceed the life expectancy of the Annuitant or other properly-designated Payee.

FIFTH OPTION - PAYMENTS OF A SPECIFIC DOLLAR AMOUNT - The amount due may be paid in equal monthly installments of a designated dollar amount until the remaining balance is less than the amount of one installment. Payments under this option are available on a fixed basis only. To determine the remaining balance at the end of any month, such balance at the end of the previous month is decreased by the amount of any installment paid during the month and the result will be accumulated at an interest rate not less than 3.5% compounded annually. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

98505N                               Page 19

In lieu of monthly payments, payments may be elected on a quarterly, semi-annual or annual basis, in which cases the amount of each annuity payment will be determined on a basis consistent with that described in this Certificate for monthly payments.

No election of any Annuity Option may be made if the accumulated value is less than $2,000, or if the initial annuity payment will be less than $20 per month. If the minimum is not met, the Company will make a lump-sum payment of the Account Value (less any applicable premium tax) to the Annuitant or other properly-designated Payee.

MISSTATEMENT OF AGE OR SEX (MISSTATEMENT OF AGE IF ISSUED ON A UNISEX BASIS).
If the: (1) age or sex of the Annuitant (if this Certificate was issued on a Sex Distinct basis); or (2) age of the Annuitant (if this Certificate was issued on a Unisex basis) has been misstated to Us, any amount payable will be that which would have been payable had the misstatement not occurred. We will deduct any overpayment from the next payment or payments due and add any under payments to the next payment due. Interest at an effective annual rate of 3 1/2% will be added to any such adjustment.

ANNUITY TABLES. The tables that follow show the dollar amount of the first monthly payment for each $1,000 applied under the options. If issued on a Sex Distinct basis, tables are based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years, with interest at the rate of 3 1/2% per year. Under the First or Second Options, the amount of each payment will depend upon the sex of the Annuitant and the Annuitant's adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the sex of both Annuitants and their adjusted ages at the time the first payment is due. If issued on a Unisex basis, tables are based on the 1983a Male or Female Tables, adjusted by projection scale G for 9 years, with unisex rates based on 60% female and 40% male, and interest at the rate of 3 1/2% per year. Under the First or Second Options, the amount of each payment will depend upon the Annuitant's adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon both Annuitant's adjusted ages at the time the first payment is due.

ADJUSTED AGE. In using the table of annuity payment rates, the ages of the Annuitants must be reduced by one year for Annuity Commencement Dates occurring during the decade 2000-2009, reduced two years for Annuity Commencement Dates occurring during the decade 2010-2019, and reduced an additional year for each decade that follows. The age 70 rate is also used for ages above 70.

ALTERNATE AMOUNT OF INSTALLMENTS UNDER FIXED LIFE INCOME OPTIONS. If a fixed life income option is elected, the Participant (or, if the Participant has not elected a payment option, the Beneficiary) may elect life income payment equal to those provided by those fixed single premium immediate annuity option rates offered to the same class of annuitants by the Company when annuity payments begin.


98505N                               Page 20

                                ANNUITY TABLES

                           AMOUNT OF MONTHLY PAYMENT
                       FOR EACH $1,000 OF ANNUITY VALUE

Options 1 and 2 - Life Annuities


Adjusted Age                   Monthly Payments Guaranteed
  of Male          Option l*     Option 2       Option 2        Option
                     None          120            180             240

50                   4.37         4.33            4.28            4.21
51                   4.44         4.40            4.34            4.26
52                   4.52         4.47            4.40            4.32
53                   4.59         4.54            4.47            4.37
54                   4.68         4.62            4.54            4.43
55                   4.77         4.70            4.61            4.49
56                   4.86         4.78            4.69            4.55
57                   4.96         4.87            4.76            4.61
58                   5.06         4.97            4.84            4.67
59                   5.18         5.07            4.93            4.73
60                   5.30         5.17            5.01            4.79
61                   5.42         5.28            5.10            4.86
62                   5.56         5.40            5.20            4.92
63                   5.71         5.52            5.29            4.98
64                   5.87         5.65            5.38            5.04
65                   6.04         5.79            5.48            5.10
66                   6.22         5.92            5.58            5.15
67                   6.41         6.07            5.68            5.21
68                   6.62         6.22            5.77            5.26
69                   6.84         6.37            5.87            5.30
70                   7.07         6.53            5.96            5.35
71                   N/A          6.70            6.07            5.40
72                   N/A          6.87            6.16            5.44
73                   N/A          7.04            6.24            5.47
74                   N/A          7.21            6.32            5.50
75                   N/A          7.38            6.40            5.52
76                   N/A          7.55            6.47            5.55
77                   N/A          7.72            6.54            5.57
78                   N/A          7.89            6.60            5.58
79                   N/A          8.05            6.66            5.60
80                   N/A          8.21            6.71            5.61
81                   N/A          8.36            6.75            5.62
82                   N/A          8.50            6.79            5.62
83                   N/A          8.64            6.82            5.63
84                   N/A          8.76            6.85            5.63
85                   N/A          8.88            6.88            5.64

                                   PAGE 21
98505N

Adjusted Age                   Monthly Payments Guaranteed
  of Female

                   Option l*     Option 2       Option 2        Option 2
                     None          120            180             240

50                   4.05         4.03            4.01            3.97
51                   4.10         4.09            4.06            4.02
52                   4.17         4.14            4.12            4.07
53                   4.23         4.21            4.17            4.12
54                   4.30         4.27            4.23            4.18
55                   4.37         4.34            4.30            4.23
56                   4.44         4.41            4.36            4.29
57                   4.52         4.48            4.43            4.35
58                   4.61         4.56            4.50            4.41
59                   4.70         4.65            4.58            4.48
60                   4.79         4.74            4.66            4.54
61                   4.89         4.83            4.74            4.61
62                   5.00         4.93            4.83            4.67
63                   5.12         5.03            4.92            4.74
64                   5.24         5.14            5.01            4.81
65                   5.38         5.26            5.11            4.88
66                   5.52         5.38            5.20            4.95
67                   5.67         5.51            5.31            5.01
68                   5.83         5.65            5.41            5.08
69                   6.01         5.79            5.52            5.14
70                   6.20         5.94            5.62            5.20
71                   N/A          6.11            5.74            5.27
72                   N/A          6.27            5.85            5.32
73                   N/A          6.45            5.96            5.37
74                   N/A          6.63            6.06            5.41
75                   N/A          6.81            6.16            5.45
76                   N/A          7.00            6.26            5.49
77                   N/A          7.20            6.35            5.52
78                   N/A          7.39            6.44            5.54
79                   N/A          7.59            6.52            5.56
80                   N/A          7.78            6.59            5.58
81                   N/A          7.97            6.65            5.60
82                   N/A          8.15            6.70            5.61
83                   N/A          8.32            6.75            5.62
84                   N/A          8.49            6.79            5.62
85                   N/A          8.64            6.83            5.63

*Not available above Adjusted Age 70.


98505N                               Page 22

Option 3 - Joint and Last Survivor Life Annuity (Available only if one person is Adjusted Age 70 or less)

Adjusted Age               Adjusted Age of Secondary Annuitant
of Annuitant                            Female

Male         F50        F55         F60          F65          F70

50          3.76        3.89        4.01         4.11         4.19
55          3.84        4.01        4.18         4.33         4.46
60          3.90        4.11        4.33         4.56         4.77
65          3.95        4.19        4.47         4.78         5.09
70          3.99        4.25        4.58         4.96         5.39

Adjusted Age
of Annuitant               Adjusted Age of Secondary Annuitant
                                          Male

Female       M50        M55         M60          M65          M70

50          3.76        3.84        3.90         3.95         3.99
55          3.89        4.01        4.11         4.19         4.25
60          4.01        4.18        4.33         4.47         4.58
65          4.11        4.33        4.56         4.78         4.96
70          4.19        4.46        4.77         5.09         5.39

Option 4 - Payments for a Designated Period

  Years of      Amount of Monthly         Years of      Amount of Monthly
  Payment          Payment                Payment          Payment

   5               $18.12                   23             $5.24
   6                15.35                   24              5.09
   7                13.38                   25              4.96
   8                11.90                   26              4.84
   9                10.75                   27              4.73
  10                 9.83                   28              4.63
  11                 9.09                   29              4.53
  12                 8.46                   30              4.45
  13                 7.94                   31              4.37
  14                 7.49                   32              4.29
  15                 7.10                   33              4.22
  16                 6.76                   34              4.15
  17                 6.47                   35              4.09
  18                 6.20                   36              4.03
  19                 5.97                   37              3.98
  20                 5.75                   38              3.92
  21                 5.56                   39              3.88
  22                 5.39                   40              3.83

98505N                               Page 23

                                ANNUITY TABLES
                           AMOUNT OF MONTHLY PAYMENT
                        FOR EACH 1,000 OF ANNUITY VALUE

Options 1 and 2 - Life Annuities


Adjusted Unisex                Monthly Payments Guaranteed
   Age
                   Option 1*     Option 2       Option 2        Option 2
                     None          120            180             240

   50                4.18         4.15            4.12            4.07
   51                4.24         4.21            4.18            4.12
   52                4.31         4.28            4.24            4.17
   53                4.38         4.34            4.30            4.23
   54                4.45         4.41            4.36            4.28
   55                4.53         4.48            4.43            4.34
   56                4.61         4.56            4.50            4.40
   57                4.70         4.64            4.57            4.46
   58                4.79         4.73            4.65            4.52
   59                4.89         4.82            4.72            4.59
   60                5.00         4.91            4.81            4.65
   61                5.11         5.02            4.89            4.71
   62                5.23         5.12            4.98            4.78
   63                5.36         5.23            5.07            4.85
   64                5.49         5.35            5.17            4.91
   65                5.64         5.48            5.26            4.98
   66                5.80         5.61            5.36            5.04
   67                5.96         5.74            5.46            5.10
   68                6.14         5.88            5.57            5.16
   69                6.34         6.03            5.67            5.21
   70                6.54         6.19            5.77            5.27
   71                N/A          6.36            5.88            5.33
   72                N/A          6.52            5.98            5.37
   73                N/A          6.69            6.08            5.41
   74                N/A          6.87            6.18            5.45
   75                N/A          7.05            6.27            5.49
   76                N/A          7.23            6.35            5.51
   77                N/A          7.42            6.44            5.54
   78                N/A          7.60            6.51            5.56
   79                N/A          7.78            6.58            5.58
   80                N/A          7.96            6.64            5.59
   81                N/A          8.13            6.69            5.61
   82                N/A          8.30            6.74            5.62
   83                N/A          8.46            6.78            5.62
   84                N/A          8.60            6.82            5.63
   85                N/A          8.74            6.85            5.63



98505UN                              Page 24

0ption 3 - Joint and Last Survivor Life Annuity (Available only if one person is Adjusted Age 70 or less)


Adjusted Age                 Adjusted Age of Secondary Annuitant
of Annuitant

  Unisex       50         55          60           65           70

   50         3.75        3.85        3.94         4.01         4.07
   55         3.85        4.00        4.13         4.24         4.33
   60         3.94        4.13        4.32         4.49         4.65
   65         4.01        4.24        4.49         4.75         5.00
   70         4.07        4.33        4.65         5.00         5.36

*Not available above Adjusted Unisex Age 70.

Option 4 - Payments for a Designated Period

Years of      Amount of Monthly          Years of      Amount of Monthly
Payment          Payment                 Payment          Payment

   5             $18.12                    23             $5.24
   6              15.35                    24              5.09
   7              13.38                    25              4.96
   8              11.90                    26              4.84
   9              10.75                    27              4.73
  10               9.83                    28              4.63
  11               9.09                    29              4.53
  12               8.46                    30              4.45
  13               7.94                    31              4.37
  14               7.49                    32              4.29
  15               7.10                    33              4.22
  16               6.76                    34              4.15
  17               6.47                    35              4.09
  18               6.20                    36              4.03
  19               5.97                    37              3.98
  20               5.75                    38              3.92
  21               5.56                    39              3.88
  22               5.39                    40              3.83



98505UN                              Page 25

                   THE UNITED STATES LIFE INSURANCE COMPANY
                            IN THE CITY OF NEW YORK



This is a FLEXIBLE PAYMENT VARIABLE and FIXED GROUP DEFERRED ANNUITY CERTIFICATE NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.


All payments and values provided by this Certificate, when based on the investment experience of a Separate Account are variable, may increase or decrease, and are not guaranteed as to amount. See the "Separate Account" and "Variable Annuity Payments" provisions in this Certificate.






                For Information, Service or to make a Complaint
Contact our Registered Representative or The United States Life Annuity Service
                                    Center


                   THE UNITED STATES LIFE INSURANCE COMPANY
                            ANNUITY SERVICE CENTER
                             2727-A ALLEN PARKWAY
                                P. O. BOX 1401
                           HOUSTON, TEXAS 77251-1401
                                1-800-264-1924


98505N